March 31, 2005

Keith O’Connell
Securities & Exchange Commission
Division of Investment Management
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	T. Rowe Price Index Trust, Inc.
consisting of the following series:
T. Rowe Price Equity Index 500 Fund
T. Rowe Price Extended Equity Market Index Fund
File Nos.: 033-32859/811-5986

T. Rowe Price International Index Fund, Inc.
consisting of the following series:
T. Rowe Price International Equity Index Fund
File Nos.: 333-44964/811-10063

T. Rowe Price U.S. Bond Index Fund, Inc.
File Nos.: 333-45018/811-10093

Dear Mr. O’Connell:

On behalf of the above-referenced T. Rowe Price registrants (collectively “the Price Funds”), we are hereby filing a registration statement on Form N-14. The form is being filed under Rule 488(a) under the Securities Act of 1933 and we are requesting an effective date of April 29, 2005, 30 days after the date of this filing.

The registration statement describes the proposed tax-free reorganizations of six registered investment companies of the TD Waterhouse Trust into the Price Funds as follows:

TDW Funds	Price Funds

TD Waterhouse Bond Index Fund	T. Rowe Price U.S. Bond Index Fund

TD Waterhouse Dow 30 Fund	T. Rowe Price Equity Index 500 Fund

TD Waterhouse 500 Index Fund	T. Rowe Price Equity Index 500 Fund

TD Waterhouse Extended Market Index Fund	T. Rowe Price Extended Equity Market Index Fund

TD Waterhouse Asian Pacific Index Fund	T. Rowe Price International Equity Index Fund

TD Waterhouse European Index Fund	T. Rowe Price International Equity Index Fund

Under each reorganization, the assets of a TD Waterhouse Fund would be transferred to the corresponding Price Fund in exchange for shares of the Price Fund, the shares of the Price Fund would be distributed to shareholders of the TD Waterhouse Fund and the value of each TD Waterhouse Fund shareholder’s account immediately before and after the reorganization would be the same. None of the reorganizations is dependent on any of the other reorganizations and there will be a separate vote for each one. The reorganization of the TD Waterhouse Dow 30 Fund into the T. Rowe Price Equity Index 500 Fund requires a vote of the shareholders of the TD Waterhouse Dow 30 Fund to change its investment objective to conform to the objective of the T. Rowe Price Equity Index 500 Fund. The investment objective of the TD Waterhouse Asian Pacific Index Fund must also be changed, but this can be accomplished without a shareholder vote.

The TD Waterhouse Funds are planning to hold the shareholder meetings on or about June 7, 2005. An effective date of April 30, 2005, as requested, is necessary in order for the TD Waterhouse Funds to have sufficient time to solicit their shareholders and obtain the required vote.

Should you have any questions about this filing, please do not hesitate to call me at (410) 345-6601, or in my absence, Margery Neale, Shearman & Sterling LLP, at (212) 848-4868.

Sincerely,

/s/ Forrest R. Foss